Exhibit 4.1

EXECUTION VERSION

ORBCOMM Inc.

8.0% SENIOR SECURED NOTES DUE 2024

Indenture

Dated as of April 10, 2017

U.S. Bank National Association

Trustee and Collateral Agent

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Exhibit E	FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

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INDENTURE dated as of April 10, 2017 among ORBCOMM Inc., a Delaware corporation, the Guarantors (as defined below) from time to time party hereto and U.S. Bank National Association, a national banking association organized under the laws of the United States, as Trustee and Collateral Agent.

The Company (as defined below) has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of its 8.0% Senior Secured Notes due 2024 as provided in this Indenture. The Guarantors have duly authorized the execution and delivery of this Indenture to provide for a guarantee of the Notes (as defined below) and of certain of the Company’s obligations hereunder. All things necessary to make this Indenture a valid agreement of the Company and the Guarantors, in accordance with its terms, have been done.

The Company, the Guarantors, the Trustee (as defined below) and the Collateral Agent (as defined below) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below):

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.	Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that shall be issued in a denomination equal to the outstanding principal amount at maturity of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means Indebtedness of a Person existing at the time such Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Notes issued on the Issue Date) issued under this Indenture in accordance with Sections 2.02, 4.09 and 4.12 and having the same terms in all respects as the Notes, or similar in all respects to the Notes, other than issue date, the issue price, the date from which interest thereon will accrue and the first interest payment date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“After-Acquired Property” means property (other than Excluded Property) that is intended to be Collateral, acquired by the Company or a Guarantor after the Issue Date, that is not automatically subject to a perfected security interest under the Collateral Documents, and over which property the Company or such Guarantor (or, in the case of a new Guarantor, such of its property constituting After-Acquired Property) will provide a valid and perfected first priority Lien in favor of the Collateral Agent for the benefit of the Holders, all as and to the extent required by this Indenture, the Intercreditor Agreement or the Collateral Documents.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the principal amount of such Note at maturity plus the premium thereon as set out in the table in Section 3.07 on April 1, 2020, plus (2) all remaining required interest payments due on such Note through April 1, 2020 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets, other than a transaction governed by Section 4.14 and/or Section 5.01; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $1.5 million;

(2) a transfer of assets or Equity Interests solely between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company solely to the Company or to another Restricted Subsidiary thereof;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a Restricted Payment that is permitted by Section 4.07 and any Permitted Investment;

(8) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or is no longer useful;

(9) the creation of a Lien not prohibited by this Indenture;

(10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) licenses of intellectual property;

(12) any disposition of Designated Noncash Consideration; provided that such disposition increases the amount of Net Proceeds of the Asset Sale that resulted in such Designated Noncash Consideration; and

(13) any foreclosure upon any assets of the Company or any of its Restricted Subsidiaries pursuant to the terms of a Lien not prohibited by the terms of this Indenture; provided that such foreclosure does not otherwise constitute a Default under this Indenture.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of “Change of Control,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) U.S. dollars and foreign currency received in the ordinary course of business or exchanged into U.S. dollars within 180 days;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-2” or higher from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company, in each case other than as a result of a merger or consolidation as a result of which the Beneficial Owners of the Company’s Voting Stock immediately prior to such transaction Beneficially Own, immediately after such transaction, a majority of the voting power of the Voting Stock of the successor entity or any parent thereof.

“Change of Control Triggering Event” means the occurrence of a Change of Control where the ratings of the Notes within the Ratings Period are not at least “Ba2” (stable) by Moody’s or “BB” (stable) by S&P (or any equivalent rating of each of the foregoing) after taking account of the Change of Control and any related financings.

“Clearstream” means Clearstream Banking, société anonyme and any successor thereto.

“Collateral” means all of the assets and properties subject or purported to be subject to Liens under any Collateral Document.

“Collateral Agent” means U.S. Bank National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder and under the Collateral Documents.

“Collateral Documents” means, collectively, any security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Commission” means the United States Securities and Exchange Commission, or any successor thereto.

“Communications License” means any license, concession, permit, certificate or other instrument of authorization relating to the business of the Company and its Subsidiaries, as granted by any Communications Regulatory Authority, and all extensions, additions and renewals thereto or thereof, governing the construction, deployment or operation of an electronic communication facility (including, without limitation, the launch or operation of Satellites, and the marketing, sale, distribution and activation of end user terminal devices), or the marketing, sale and provisions of an electronic communication service.

“Communications Regulatory Authority” means the FCC or any other governmental authority in any other country that is empowered under applicable law with jurisdiction over the issuance, assignment or transfer of control of any Communications License.

“Company” means ORBCOMM Inc., a Delaware corporation, until a successor replaces it pursuant to Article Five and thereafter means the successor.

“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus

(a) the following, to the extent deducted (and not added back) in computing such Consolidated Net Income, without duplication:

(1) the provision for federal, state, local and foreign income taxes expensed by such Person and its Restricted Subsidiaries for such period;

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period;

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), goodwill impairment charges (including but not limited to impairments relating to satellite and other fixed assets) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period;

(4) the amount of any minority interest expense;

(5) stock-based compensation expense;

(6) extraordinary, unusual or other non-recurring expenses of such Person and its Restricted Subsidiaries reducing such Consolidated Net Income which does not represent a cash item in such period or any future period;

(7) non-capitalized launch insurance and satellite in-orbit insurance expenses;

(8) the amount of any acquisition-related costs, including restructuring charges and integration costs and related costs and charges, including any one-time (on a per-transaction basis) costs or charges, incurred in connection with acquisitions permitted under this Indenture;

(9) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, acquisitions or similar Investments, Asset Sales or other similar transactions, in any such case, that are projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within twelve (12) months after the date of consummation of such merger, business combination, acquisition or similar Investment, Asset Sale or other similar transaction; provided that for purposes of this clause (9), (A) any such adjustments shall be added to Consolidated Adjusted EBITDA until fully realized and shall be calculated on a pro forma basis as though such adjustments have been realized on the first day of the relevant period and shall be calculated net of the amount of actual benefits realized from such actions, (B) any such adjustments shall be reasonably identifiable and factually supportable and (C) no such adjustments shall be added pursuant to this clause (9) to the extent duplicative of any items related to adjustments included in the definition of “Consolidated Net Income” and clause (8) above; provided, further, that the aggregate amount of cost savings added pursuant to this clause (9) shall not exceed an amount equal to 20% of Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries (including the acquired business, provided such business is a Restricted Subsidiary) for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (9));

(10) loss from discontinued operations; and

(11) non-cash loss from the sale of assets permitted under this Indenture; minus

(b) the following, to the extent included in calculating such Consolidated Net Income, without duplication:

(1) federal, state, local and foreign income tax credits of such Person and its Restricted Subsidiaries for such period;

(2) all non-cash items increasing Consolidated Net Income for such period (which, for the avoidance of doubt, shall not include revenue invoiced as accounts receivable, revenue accruals, all gains and income earned, accretion of deferred revenues or income, or reversals of expense accruals);

(3) extraordinary gains;

(4) income from discontinued operations; and

(5) non-cash gains from the sale of assets permitted under this Indenture;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the adjustments listed above of a Restricted Subsidiary of the Company shall be added to or subtracted from Consolidated Net Income to compute Consolidated Adjusted EBITDA of the Company (A) in the same proportion that the net income of such Restricted Subsidiary, determined in accordance with GAAP, was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without direct or indirect restriction pursuant to the terms of its charter and all agreements and instruments applicable to that Subsidiary or its stockholders.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the aggregate outstanding amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available), to

(2) the Consolidated Adjusted EBITDA of the Company for the most recent four full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income, determined in accordance with GAAP, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof (and the net loss of any such Person shall be included only to the extent that such loss is funded in cash by the specified Person or a Restricted Subsidiary thereof);

(2) the net income, determined in accordance with GAAP, of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement or instrument applicable to that Restricted Subsidiary or its equityholders;

(3) the net income, determined in accordance with GAAP, of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) notwithstanding clause (1) above, the net income or loss, determined in accordance with GAAP, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the aggregate outstanding amount of secured Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available), to

(2) the Consolidated Adjusted EBITDA of the Company for the most recent four full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available).

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of:

(1) (x) the aggregate outstanding amount of secured Indebtedness of the Company and its Restricted Subsidiaries minus (y) the aggregate amount of cash and Cash Equivalents (excluding restricted cash) of the Company and its Restricted Subsidiaries, in each case as of the end of the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available), to

(2) the Consolidated Adjusted EBITDA of the Company for the most recent four full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available).

“Controlling Collateral Agent” has the meaning set forth in the Intercreditor Agreement.

“Corporate Trust Office,” when used with respect to the Trustee or the Collateral Agent, as the case may be, means the address of the Trustee or the Collateral Agent, as the case may be, specified in Section 13.02 or such other address as to which the Trustee or the Collateral Agent may give notice to the Company.

“Credit Facilities” means one or more debt facilities (including, without limitation, revolving credit facilities, indentures or debt securities) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term debt, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any refunding, replacement or refinancing thereof through the issuance of debt securities.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.02 and 2.07, substantially in the form of Exhibit A, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 123 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 123 days after the date on which the Notes mature.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

“Earn-out Obligation” means any contingent consideration based on future operating performance of the acquired entity or assets or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private placement of Capital Stock (other than Disqualified Stock) of the Company to any Person (other than (i) to any Subsidiary thereof and (ii) issuances of equity securities pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear system, and any successor thereto.

“Event of Loss” means any event resulting in the receipt by the Company or any of its Restricted Subsidiaries of net cash proceeds in excess of $10.0 million from any insurance maintained for it by a Satellite Manufacturer or any Launch Services Provider covering any Satellite owned by the Company or any of its Restricted Subsidiaries.

“Event of Loss Proceeds” means, with respect to any Event of Loss, all Satellite insurance proceeds received by the Company or any of its Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) except to the extent the Satellite and related assets are Collateral, payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such Satellite), and

(5) deduction of appropriate amounts to be provided by the Company or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” has the meaning given to such term in the Security Agreement.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 30, 2014, among, inter alios, the Company and Macquarie CAF LLC, as administrative agent.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Notes and the related Note Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of the Notes, until such amounts are repaid.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by a responsible officer of the Company, whose determination, unless otherwise specified below, shall be conclusive if evidenced by an Officer’s Certificate. Notwithstanding the foregoing, the responsible officer’s determination of Fair Market Value must, in the determination of the Company, be evidenced by an Officer’s Certificate delivered to the Trustee or a Board Resolution, if the Fair Market Value exceeds $20.0 million.

“FCC” means the Federal Communications Commission, or any successor thereto.

“First Priority Liens” means all Liens that secure the First Priority Notes Obligations.

“First Priority Notes Obligations” means all Obligations of the Company and the Guarantors under the Notes, the Note Guarantees, this Indenture and the Collateral Documents (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“First Priority Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders.

“First Priority Obligations” means (i) all First Priority Notes Obligations and (ii) any and all amounts payable under or in respect of any Future First Lien Indebtedness.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary), whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued (but, in the case of accrued, only in the case of (x) Preferred Stock of any Restricted Subsidiary of such Person that is not a Guarantor or (y) Disqualified Stock of such Person or of any of its Restricted Subsidiaries) and whether or not in cash, on any series of Disqualified Stock of such Person or on any series of Preferred Stock of such Person’s Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or to a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Future First Lien Indebtedness” means any Indebtedness of the Company and/or the Guarantors that is secured by a lien on the Collateral ranking equally and ratably with the Notes as permitted by this Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of Additional Notes) shall execute a joinder to the Intercreditor Agreement and (ii) the Company shall designate such Indebtedness as Future First Lien Indebtedness under the Intercreditor Agreement.

“Future First Lien Obligations” means Obligations in respect of Future First Lien Indebtedness.

“GAAP” means generally accepted accounting principles set forth in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the Issue Date, consistently applied.

“Global Note Legend” means the legend set forth in Section 2.07(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01 or Section 2.07.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Grantors” means, collectively, the Company and each Guarantor.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person. The term “Guaranteed” shall have a corresponding meaning.

“Guarantors” means:

(1) each direct and indirect Restricted Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of this Indenture on the Issue Date; and

(2) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture,

and their respective successors and assigns, in each case, until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means any Subsidiary of the Company that (1) has total assets of not more than $1.0 million and (2) has total revenues, for the four quarters ending with the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available), of not more than 2.0% of the combined revenues of the Company and its Restricted Subsidiaries for such period, and that, in each case, is designated by the Company as an “Immaterial Subsidiary”; provided that (1) the total assets of all Subsidiaries that are so designated, as reflected on the Company’s most recent consolidating balance sheet prepared in accordance with GAAP, may not in the aggregate at any time exceed $10.0 million and (2) the total revenue of all Subsidiaries that are so designated, for the four quarters ending with the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available), may not in the aggregate exceed 5.0% of the combined revenues of the Company and its Restricted Subsidiaries for such period.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) shall be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) in respect of Capital Lease Obligations and Attributable Debt;

(5) in respect of the balance deferred and unpaid of the purchase price of the assets or Capital Stock of any Person; provided that Indebtedness shall not include any Earn-out Obligation or obligation in respect of purchase price adjustment, except to the extent that the contingent consideration relating thereto is not paid within 45 Business Days after the contingency relating thereto is resolved;

(6) representing Hedging Obligations;

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8) in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

if and to the extent any of the preceding items (other than letters of credit and other than Indebtedness Incurred pursuant to clauses (4), (5), (6), (7) or (8)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary, provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, provided, further, that any obligation of the Company or any Restricted Subsidiary in respect of minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business, shall be deemed not to constitute Indebtedness. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture. For the avoidance of doubt, the term “Indebtedness” shall not include undrawn letters of credit or the following items to the extent incurred in the ordinary course of business: accounts payable, accruals, employee obligations, accruals of employee fringe benefits or separation benefits, accruals for commissions or revenue sharing expense, warranty obligations, accrued taxes, deferred income tax liabilities, customer deposits, deferred rent expense, deferred revenues and amounts due, if any, under the non-interest bearing promissory note dated January 2002 of OE, as borrower, in favor of OHB, in the principal amount of €1,138,410 payable solely from Distributable Profits (as defined in such promissory note).

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means the initial purchasers of the Notes under the Purchase Agreement.

“Intercreditor Agreement” means the first lien intercreditor agreement to be entered into by and among the Company, the other grantors party thereto, the Collateral Agent, the Trustee and the authorized representative(s) of any Future First Lien Indebtedness Incurred by the Company, substantially in the form of Exhibit E hereto, as the same may be amended, restated, amended and restated, supplemented, replaced, substituted, or otherwise modified from time to time in accordance with this Indenture.

“Investment Grade” means both “BBB-” or higher by S&P and “Baa3” or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s, or, if either S&P and Moody’s is not providing a rating on the Notes at any time, the equivalent of such rating by another nationally recognized statistical ratings organization.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the Notes under this Indenture, which is April 10, 2017.

“Junior Indebtedness” means other Indebtedness of the Company and/or the Guarantors that is unsecured or that constitutes Junior Priority Indebtedness.

“Junior Priority Indebtedness” means other Indebtedness of the Company and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the First Priority Notes Obligations as permitted by this Indenture and is designated by the Company as Junior Priority Indebtedness.

“Launch Services Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Launch Services Provider relating to the launch of such Satellite.

“Launch Services Provider” means, with respect to any Satellite, the provider of launch services for such Satellite pursuant to the terms of the Launch Services Agreement related thereto.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Legended Regulation S Global Note” means a global Note in the form of Exhibit A, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount at maturity of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any such non-cash consideration, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale (solely if such asset or assets are not Collateral), (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, shall, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which either (a) the explicit terms provide that there is no recourse against any of the assets of the Company or any Restricted Subsidiary thereof or (b) the lenders have been notified in writing that they shall not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, in each case other than recourse against the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Notes” means the 8.0% Senior Secured Notes due 2024 of the Company issued on the Issue Date and any Additional Notes. The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

“Notes Documents” means the Notes (including Additional Notes), the Note Guarantees, the Collateral Documents and this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OE” means ORBCOMM Europe LLC.

“Offering Memorandum” means the final offering memorandum, dated March 31, 2017, relating to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company that meets the requirements of this Indenture.

“OHB” means OHB Teledata, A.G.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of this Indenture.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related thereto or a reasonable extension or expansion thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(5) Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) advances or extensions of credit to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, notes receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property or consisting of research and development with respect to products and services that may be used or useful, in each case in the ordinary course of business;

(9) advances to employees not in excess of $1.0 million outstanding at any one time in the aggregate;

(10) commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded in the future as an expense in conformity with GAAP;

(11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) other Investments in any Person other than any Unrestricted Subsidiary of the Company (provided that any such Person is either (i) not an Affiliate of the Company or (ii) is an Affiliate of the Company (A) solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person or (B) engaged in bona fide business operations and is an Affiliate solely because it is under common control with the Company) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) and clause (13) below in such fiscal year and then outstanding, not to exceed in any fiscal year the greater of (x) 2.0% of Total Assets and (y) $7.0 million; provided, however, that if an Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (12);

(13) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) and clause (12) above in such fiscal year, not to exceed in any fiscal year the greater of (x) 2.0% of Total Assets and (y) $7.0 million (but, to the extent that any Investment made pursuant to this clause (13) is sold or otherwise liquidated for cash or designated as a Restricted Subsidiary, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) or the Fair Market Value of such Unrestricted Subsidiary at the time of redesignation, as applicable, and (b) the initial amount of such Investment);

(14) repurchases of, or other Investments in, the Notes;

(15) Investments existing on the Issue Date or made pursuant to commitments in effect on the Issue Date;

(16) other Investments in any Person solely to the extent that the Company’s Consolidated Leverage Ratio on a pro forma basis for the four fiscal quarters ending with the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available) immediately preceding the date on which such Investment is made and after giving effect thereto and the Incurrence of any Indebtedness Incurred to finance such Investment is less than 2.50 to 1.00; and

(17) reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa); provided, in each case, that the amount of such Investment is not increased thereby.

“Permitted Liens” means:

(1) Liens securing obligations in an amount when created or Incurred, together with the amount of all other obligations secured by a Lien under this clause (1) at that time outstanding (and any Permitted Refinancing Indebtedness Incurred in respect thereof), not to exceed the sum of (i) the amount of Indebtedness Incurred and outstanding at such time under Section 4.09(b)(i), (iv) and (xvi) plus (ii) the amount of Indebtedness available for Incurrence at such time under Section 4.09(b)(i), (iv) and (xvi); provided that (A) in the case of Liens securing any Indebtedness constituting First Priority Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to the Intercreditor Agreement and (B) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an intercreditor agreement with the Trustee on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the liens securing the Notes;

(2) Liens in favor of the Company or any Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens securing the Notes issued on the Issue Date and the related Note Guarantees in respect thereof;

(6) Liens existing on the Issue Date;

(7) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8) pledges of Equity Interests of an Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

(9) Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(10) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(11) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(12) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(13) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations (including Liens to secure letters of credit issued to assure payment of reimbursement obligations);

(15) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(16) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(17) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(18) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(19) Liens in favor of customers on Satellites or portions thereof (including insurance proceeds relating thereto) or the satellite construction or acquisition agreement being relating thereto in the event such Satellites or portions thereof are being constructed or acquired at the request of one or more customers to secure repayment of deposits and related amounts;

(20) Liens existing with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary securing credit card and vendor credit programs in the ordinary course of business not to exceed $0.5 million;

(21) Liens securing obligations that do not exceed $2.5 million at any one time outstanding; and

(22) Liens securing obligations in respect of any Indebtedness permitted to be Incurred pursuant to the Consolidated Leverage Ratio Exception set forth in Section 4.09(a); provided that (i) at the time of Incurrence and after giving pro forma effect to such Incurrence (including giving pro forma effect to the application of proceeds thereof and any related change to cash and Cash Equivalents), the Consolidated Secured Leverage Ratio would be no greater than 5.00 to 1.00 and the Consolidated Secured Net Leverage Ratio would be no greater than 4.00 to 1.00 and (ii) (x) in the case of Liens securing any Indebtedness constituting First Priority Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to the Intercreditor Agreement and (y) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an intercreditor agreement with the Trustee on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the Liens securing the Notes.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees;

(5) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, such Permitted Refinancing Indebtedness is unsecured; and

(6) such Indebtedness is Incurred either (a) by the Company or any Guarantor or (b) by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Private Placement Legend” means the legend set forth in Section 2.07(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Agreement” means the Purchase Agreement dated March 31, 2017, among the Company, the Guarantors and J.P. Morgan Securities LLC, for itself and as representative of the several Initial Purchasers.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means each of S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Ratings Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or the intention by the Company or a shareholder of the Company, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 60 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Legended Regulation S Global Note or an Unlegended Regulation S Global Note, as appropriate.

“Replacement Assets” means (1) non-current assets (including any such assets acquired by capital expenditures) that shall be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or the Voting Stock of any Person engaged in a Permitted Business that is or shall become on the date of acquisition thereof a Restricted Subsidiary of the Company.

“Responsible Officer,” when used with respect to the Trustee or the Collateral Agent, as the case may be, means any officer within the Corporate Trust Office of the Trustee or the Collateral Agent, as the case may be (or any successor group of the Trustee or the Collateral Agent), or any other officer of the Trustee or the Collateral Agent, as the case may be, customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Satcom” means Satcom International Group Plc.

“Satellite” means any satellite owned by, leased to or for which a contract to purchase has been entered into by, the Company or any of its Restricted Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and either (i) the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite or (ii) the applicable seller relating to the purchase and sale of such Satellite.

“Satellite Purchaser” means the Company or any of its Restricted Subsidiaries that is a party to a Satellite Purchase Agreement or Launch Services Agreement, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the security agreement dated as of the date hereof by and among the Company, the Collateral Agent and the Guarantors from time to time party thereto, as amended, restated, modified or supplemented from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Guarantor which is subordinated in right of payment to the Notes or the related Note Guarantees, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company prepared in conformity with GAAP but excluding the value of any outstanding Investments made under clause (12) of the definition of “Permitted Investments” as of the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available).

“Treasury Rate” means, at the time of computation, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published (or the relevant information no longer available thereon), any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2020; provided, however, that if the period from the redemption date to April 1, 2020 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2020 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means U.S. Bank National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unlegended Regulation S Global Note” means a permanent global Note in the form of Exhibit A, bearing the Global Note Legend, deposited with or on behalf of and registered in the name of the Depositary or its nominee and issued upon expiration of the Restricted Period.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A, that bears the Global Note Legend that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, that is deposited with or on behalf of and registered in the name of the Depositary and that does not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with Section 4.16, and any Subsidiary of such Subsidiary.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and signed into law October 26, 2001.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02.	Other Definitions.

Term	Defined in Section
“Act”	13.16(a)
“Action”	12.09(w)
“Affiliate Transaction”	4.11(a)
“Asset Sale Offer”	4.10(c)
“Authentication Order”	2.02
“Basket Period”	4.07(a)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Collateral Document Order”	12.09(s)

Term	Defined in Section
“Consolidated Leverage Ratio Exception”	4.09(a)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.21(a)
“DTC”	2.01(c)
“Event of Default”	6.01
“Excess Proceeds”	4.10(c)
“Excess Proceeds Trigger Date”	4.10(c)
“Legal Defeasance”	8.02
“Non-Guarantor Debt Cap”	4.09(a)
“Offer Amount”	3.08
“Offer Period”	3.08
“offshore transaction”	2.07(d)
“Paying Agent”	2.04(a)
“Payment Default”	6.01
“Permitted Debt”	4.09(b)
“Purchase Date”	3.08
“Registrar”	2.04(a)
“Related Person”	12.09(b)
“Related Proceedings”	13.09
“Repurchase Offer”	3.08
“Restricted Payments”	4.07(a)
“Reversion Date”	4.21(b)
“Specified Courts”	13.09
“Suspended Covenants”	4.21(a)
“Suspension Date”	4.21(a)
“Suspension Period”	4.21(b)

Section 1.03.	Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and words in the plural include the singular;

(e) “herein,” “hereof” and other word of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(f) all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated;

(g) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time; and

(h) except with respect to specific provisions of the TIA expressly incorporated by reference in the provisions and made a part of this Indenture, and until such time, if ever, that this Indenture has been qualified under the TIA, this Indenture shall not be governed by the provisions of the TIA, including any requirements to deliver annual opinions with respect to perfection of security interests or opinions with respect to release of Collateral in accordance with this Indenture, the Collateral Documents or the Intercreditor Agreement.

ARTICLE TWO

THE NOTES

Section 2.01.	Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in registered form without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. The Notes issued in global form shall be substantially in the form of Exhibit A, (and shall include the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). The Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or, if the Custodian and the Trustee are not the same Person, by the Custodian at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

(c) Regulation S Global Notes. The Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Legended Regulation S Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Following the termination of the Restricted Period, beneficial interests in the Legended Regulation S Global Note may be exchanged for beneficial interests in Unlegended Regulation S Global Notes pursuant to Section 2.07 and the Applicable Procedures. Simultaneously with the authentication of Unlegended Regulation S Global Notes, the Trustee shall cancel the Legended Regulation S Global Note. The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

(e) Form of Initial Notes. The Notes issued on the date of this Indenture shall initially be issued in the form of one or more Restricted Global Notes.

Section 2.02.	Execution and Authentication.

One Officer of the Company shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

The Company may, subject to Article Four of this Indenture and applicable law, issue Additional Notes under this Indenture. The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture; provided that unless the Additional Notes are issued under a separate CUSIP number, the Additional Notes must be fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes.

At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate (i) Notes for original issue in an aggregate principal amount specified in such Authentication Order and (ii) Additional Notes in such amounts as may be specified from time to time without limit, so long as such issuance is permitted under Article Four of this Indenture and applicable law. The Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated. In addition, the Trustee shall issue upon receipt of an Authentication Order other Notes issued in exchange therefor from time to time.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03.	Methods of Receiving Payments on the Notes.

The Company will pay, or cause to be paid, the principal, interest and premium, if any, on the Notes at the office or agency designated by the Company in the United States of America, except that the Company may, at its option, pay interest on the Notes by check mailed to the Holders at their registered addresses set forth in the register of Holders. All payments of principal, interest and premium, if any, with respect to Notes in global form registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the account specified by the registered Holder of such Global Note.

Section 2.04.	Registrar and Paying Agent.

(a) The Company shall maintain a registrar with an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and a paying agent with an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall promptly notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.05.	Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall promptly notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or one of its Subsidiaries) shall have no further liability for the money. If the Company or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06.	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.07.	Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor Depositary within 120 days after the date of such notice from the Depositary; (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes, subject to the procedures of the Depositary; provided that in no event shall the Legended Regulation S Global Note be exchanged by the Company for Definitive Notes other than in accordance with Section 2.07(c)(ii); or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes and the beneficial owner of such Global Note requests such exchange in writing delivered through the Depositary. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon request of a Participant (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depositary in accordance with the customary procedures of the Depositary and in compliance with this Section 2.07. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except as provided in this Section 2.07. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Legended Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Legended Regulation S Global Note other than in accordance with Section 2.07(c)(ii). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(i).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(ii) above and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; and

(B) if the transferee shall take delivery in the form of a beneficial interest in a Legended Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to an effective registration statement under the Securities Act; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (iv), if the Registrar or the Company so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof; or

(D) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof,

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Legended Regulation S Global Note to Definitive Notes. A beneficial interest in the Legended Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to the expiration of the Restricted Period, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof, and, in each such case, if the Registrar or the Company so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an “offshore transaction” in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof; or

(D) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof, the Trustee shall cancel the Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the appropriate 144A Global Note, and in the case of clause (C) above, the appropriate Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or the Company so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the foregoing conditions, the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the applicable Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (i), (ii) or (iii) above at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 and Rule 904, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Note proposes to exchange such Note for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or the Company so requests, an opinion of counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend. Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM (OTHER THAN AS PROVIDED BY RULE 144). EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) TO A PERSON WHO IS NOT, AND FOR A PERIOD OF AT LEAST THREE MONTHS IMMEDIATELY PRIOR TO SUCH TRANSFER HAS NOT BEEN, ONE OF THE ISSUER’S “AFFILIATES” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) NOR ACTING ON THE ISSUER’S BEHALF AND (a) IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (c) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE

SECURITIES ACT (OTHER THAN AS PROVIDED BY RULE 144) (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), (ii) TO THE ISSUER, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) to this Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

(h) Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form:

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE GOVERNING THIS NOTE.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 3.08, 4.10, 4.14 and 9.05).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Notes under Section 3.02 and ending at the close of business on the day of mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date or (D) to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among depositary participants or beneficial owners of interests in any Global Note) other than to require delivery by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) Neither the Trustee nor any Agent shall have the responsibility for any actions taken or not taken by the Depositary.

Section 2.08.	Replacement Notes.

(a) If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for their expenses in replacing a Note.

(b) Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09.	Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those set forth in this Section as not outstanding. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary thereof shall not be deemed to be outstanding for purposes of Section 3.07(c).

(b) If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser or protected purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10.	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

Section 2.11.	Temporary Notes.

(a) Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

(b) Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.12.	Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its customary procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act). Certification of the disposition of all canceled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that the Company has paid or that have been delivered to the Trustee for cancellation.

Section 2.13.	Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14.	CUSIP Numbers.

The Company in issuing the Notes may use CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

ARTICLE THREE

REDEMPTION AND OFFERS TO PURCHASE

Section 3.01.	Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, the Company shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02.	Selection of Notes to Be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate. In the case of Global Notes, the Notes to be redeemed shall be selected in accordance with the Applicable Procedures. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

(b) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof to be redeemed. No Notes in amounts of $2,000 or less shall be redeemed in part. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.	Notice of Redemption.

(a) At least 30 days but not more than 60 days before a redemption date, the Company shall deliver electronically or mail or cause to be delivered electronically or mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price;

(iii) if any Note is being redeemed in part, the portion of the principal amount at maturity of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

(vi) that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii) the CUSIP number, or any similar number, if any, printed on the Notes being redeemed; and

(ix) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. The notice, if delivered in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice.

(c) For Notes which are represented by global certificates held on behalf of DTC, notice may be given by delivery of the relevant notices to DTC in accordance with its applicable procedures for communications to entitled account holders in substitution for the referenced mailing.

Section 3.04.	Effect of Notice of Redemption.

Except as set forth in the last sentence of this Section 3.04, once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date, unless the Company defaults in making the applicable redemption payment. A notice of redemption may be conditioned on the receipt of sufficient funds for redemption.

Section 3.05.	Deposit of Redemption Price.

(a) Not later than 12:00 p.m. (noon) Eastern Time on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06.	Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. No Notes in denominations of $2,000 or less shall be redeemed in part.

Section 3.07.	Optional Redemption.

(a) At any time prior to April 1, 2020, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption.

(b) At any time on or after April 1, 2020, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2020	104.000%
2021	102.000%
2022 and thereafter	100.000%

(c) At any time prior to April 1, 2020, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) at a redemption price of 108.000% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that: (1) at least 65% of the aggregate principal amount of Notes issued under this Indenture on the Issue Date must remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Subsidiaries); and (2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

(d) Any redemption pursuant to this Section 3.07 shall be made in accordance with the provisions of Sections 3.01 through 3.06.

Section 3.08.	Repurchase Offers.

In the event that, pursuant to Section 4.10 or Section 4.14, the Company shall be required to commence an offer to all Holders to purchase all or a portion of their respective Notes (a “Repurchase Offer”), the Company shall follow the procedures specified in such Sections and, to the extent not inconsistent therewith, the procedures specified below.

The Repurchase Offer shall remain open for a period of no less than 30 days and no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company

shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 or 4.14 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Repurchase Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Company shall deliver electronically (with respect to the Global Notes) or by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer. The Repurchase Offer shall be made to all Holders. The notice, which shall govern the terms of the Repurchase Offer, shall state:

(i) that the Repurchase Offer is being made pursuant to this Section 3.08 and Section 4.10 or Section 4.14 hereof, and the length of time the Repurchase Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note (or portion thereof) accepted for payment pursuant to the Repurchase Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

(vi) that Holders electing to have a Note purchased pursuant to any Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall, subject in the case of a Repurchase Offer made pursuant to Section 4.10 to the provisions of Section 4.10, select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On the Purchase Date, the Company shall, to the extent lawful, subject in the case of a Repurchase Offer made pursuant to Section 4.10 to the provisions of Section 4.10, accept for payment on a pro rata basis to the extent necessary, the Offer Amount of Notes (or portions thereof) tendered pursuant to the Repurchase Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes (or portions thereof) were accepted for payment by the Company in accordance with the terms of this Section 3.08. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder, as the case may be, and accepted by the Company for purchase, and the Company shall promptly issue a new Note. The Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the respective Holder thereof. The Company shall publicly announce the results of the Repurchase Offer on the Purchase Date.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Repurchase Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.08, 4.10 or 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 3.08, 4.10 or 4.14 by virtue of such compliance.

Section 3.09.	No Sinking Fund.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE FOUR

COVENANTS

Section 4.01.	Payment of Notes.

(a) The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 12:00 p.m. (noon) Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

(b) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.	Maintenance of Office or Agency.

(a) The Company shall maintain in the United States of America an office or agency (which may be an office of the Trustee or Registrar or agent of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of their obligation to maintain an office or agency in the United States of America for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04 of this Indenture.

Section 4.03.	Reports.

(a) The Company shall furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (i) and (ii) below within the time periods specified in the Commission’s rules and regulations:

(i) all quarterly and annual financial information that is required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(ii) all current reports that are required to be filed with the Commission on Form 8-K.

Whether or not required by the Commission, the Company shall comply with the periodic reporting requirements of the Exchange Act and shall file the reports specified in Sections 4.03(a)(i) and (ii) with the Commission within the time periods specified above unless the Commission shall not accept such a filing. The Company agrees that it shall not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission shall not accept the Company’s filings for any reason, the Company shall post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 4.03 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Company’s Unrestricted Subsidiaries.

(c) The Company and the Guarantors, for so long as any Notes remain outstanding, shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Delivery of such reports, information and documents to the Trustee pursuant to the provisions of this Section 4.03 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(e) The Company will be deemed to have furnished to the Trustee and the Holders the reports required under Section 4.03(a) if it shall have filed such reports with the Commission using the EDGAR filing system or if it has made such reports publicly available on its website.

Section 4.04.	Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether each has kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to his or her knowledge, each entity has kept, observed, performed and fulfilled their obligations under this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board, the year-end financial statements delivered pursuant to Section 4.03(a)(i) above shall be accompanied by a written statement of the Company’s independent public accountants (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company or the Guarantors have failed to comply with the provisions of Article Four or Article Five hereof insofar as they relate to financial or accounting matters or, if an event of noncompliance has come to their attention, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after any Officer becomes aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company and the Guarantors are taking or propose to take with respect thereto.

Section 4.05.	Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, any taxes, assessments and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06.	Stay, Extension and Usury Laws.

Each of the Company and Guarantors covenant (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and Guarantors (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.	Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or any of its Restricted Subsidiaries;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(iv) make any Restricted Investment (all such payments and other actions set forth in Section 4.07(a)(i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Company would, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio Exception set forth in Section 4.09(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (xi) of Section 4.07(b)), is less than the sum, without duplication, of:

(1) an amount equal to the Company’s Consolidated Adjusted EBITDA for the period (taken as one accounting period) from April 1, 2017 to the end of the Company’s most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available) (the “Basket Period”), less 1.4 times the Company’s Fixed Charges for the Basket Period, plus

(2) 100% of the aggregate net cash proceeds received by the Company after the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the Incurrence of Indebtedness (including the issuance of Disqualified Stock) of the Company or any of its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company and except to the extent converted into or exchanged for Disqualified Stock), plus

(3) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date pursuant to this Section 4.07(a), (i) the aggregate amount of cash equal to the return from such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net proceeds received in cash from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or (ii) in the case of redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, the Fair Market Value of the Restricted Investments therein at the time of such redesignation, plus

(4) 100% of any cash dividends and other distributions received by the Company and its wholly-owned Restricted Subsidiaries from an Unrestricted Subsidiary after the Issue Date to the extent not included in the cumulative Consolidated Adjusted EBITDA of the Company.

(b) Section 4.07(a) shall not prohibit, so long as, in the case of Section 4.07(b)(v), (vii), (x) and (xi), no Default has occurred and is continuing or would be caused thereby:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(ii) the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(iii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from Section 4.07(a)(C)(2);

(iv) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of its Restricted Subsidiaries issued or incurred in accordance with Section 4.09;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof;

(vii) (i) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries held by any current or former employee, consultant or director of the Company or any of its Restricted Subsidiaries pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement or (ii) the purchase, in the open market, of listed ordinary shares of the Company to be reserved for issuance upon exercise of options issued to any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any share option scheme, compensation plan, incentive scheme or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests referred to in clauses (i) and (ii) in any fiscal year shall not exceed the sum of: (a) $2.5 million, with unused amounts pursuant to this subclause (a) being carried over to succeeding fiscal years; plus (b) the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company to any current or former employee, consultant or director of the Company or any of its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit a repurchase, redemption or other acquisition under this subclause (b) shall be excluded from Section 4.07(a)(iii)(b);

(viii) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than Section 4.14 hereof or (y) an Asset Sale pursuant to a provision no more favorable to the holders thereof than Section 4.10 hereof, provided that, in each case, prior to the repurchase, the Company has made a Change of Control Offer or Asset Sale Offer, as the case may be, and repurchased all Notes issued under this Indenture that were validly tendered for payment in connection therewith;

(ix) the payment of cash in lieu of fractional Equity Interests of the Company in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company or any of its Restricted Subsidiaries, in each case, permitted under this Indenture;

(x) other Restricted Payments solely to the extent that the Company’s Consolidated Leverage Ratio on a pro forma basis for the most recently ended four fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available) immediately preceding the date on which such Restricted Payment is made and after giving effect thereto is less than 2.00 to 1.00; and

(xi) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

(c) Notwithstanding the foregoing, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payments of the type specified in clause (i), (ii) or (iii) of the definition thereof by means of utilization of Section 4.07(a)(C) or Section 4.07(b)(i), in each case unless the Company’s Consolidated Leverage Ratio on a pro forma basis for the most recently ended four fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Company shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available) immediately preceding the date on which such Restricted Payment is made and after giving effect thereto is less than 4.00 to 1.00.

(d) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08.	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions shall not apply to encumbrances or restrictions:

(i) existing under, by reason of or with respect to any Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive, taken as a whole, than those contained in Existing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date;

(ii) set forth in this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(iii) existing under, by reason of or with respect to applicable law, rule regulation or order;

(iv) with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(v) in the case of Section 4.08(a)(iii):

(1) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(2) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by this Indenture and the Collateral Documents,

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired,

(4) Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets securing such Liens, or

(5) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(vi) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(vii) on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(viii) existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, limited liability company agreements and other similar agreements and which the Company’s Board of Directors determines shall not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes; and

(x) existing under, by reason of or with respect to Indebtedness of any Restricted Subsidiary; provided that either (A) such agreements governing such Indebtedness contain encumbrances and restrictions that in the good faith judgment of the Company are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or (B) Company’s Board of Directors determines in good faith at the time such encumbrances or restrictions are created that they do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes.

Section 4.09.	Incurrence of Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any of its Restricted Subsidiaries, subject to the Non-Guarantor Debt Cap, may Incur Indebtedness, if the Company’s Consolidated Leverage Ratio on a pro forma basis at the time of the Incurrence of such additional Indebtedness, and after giving effect thereto, is less than 6.50 to 1.00 (the “Consolidated Leverage Ratio Exception”). A Restricted Subsidiary that is not a Guarantor may not (and the Company will not permit any Restricted Subsidiary that is not a Guarantor to) incur any Indebtedness pursuant to the Consolidated Leverage Ratio Exception if after giving effect to such incurrence on a pro forma basis (including giving pro forma effect to the application of proceeds thereof), more than an aggregate of $5.0 million of Indebtedness of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to the Consolidated Leverage Ratio Exception (the “Non-Guarantor Debt Cap”).

(b) Section 4.09(a) shall not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding pursuant to this clause (i) not to exceed $50.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary thereof to permanently repay any such Indebtedness pursuant to Section 4.10;

(ii) the Incurrence of Existing Indebtedness;

(iii) the Incurrence by the Company of Indebtedness represented by the Notes to be issued on the Issue Date and the Guarantees of Notes (including Guarantees of Additional Notes) by the Guarantors;

(iv) the Incurrence by the Company or any Restricted Subsidiary thereof of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (iv), not to exceed the greater of (x) 1.0% of Total Assets and (y) $5.0 million;

(v) the Incurrence by the Company or any Restricted Subsidiary thereof of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under Section 4.09(a) or clauses (ii), (iii), (iv), (v), (xiv) or (xvi) of this Section 4.09(b);

(vi) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(vi);

(vii) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary thereof that was permitted to be Incurred by another provision of this Section 4.09;

(viii) the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(ix) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(x) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 days of its Incurrence;

(xi) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations or bid, performance, appeal or surety bonds (in each case other than for an obligation for borrowed money);

(xii) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(xiii) the Incurrence by the Company or any Guarantor of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(xiv) the Incurrence of Acquired Debt, provided that after giving effect to the Incurrence thereof, the Company could Incur at least $1.00 of Indebtedness under the Consolidated Leverage Ratio Exception set forth in Section 4.09(a) hereof;

(xv) the Incurrence of Indebtedness consisting of customer deposits received by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(xvi) the Incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this Section 4.09(b)(xvi), not to exceed $5.0 million.

For purposes of determining compliance with this Section 4.09, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt set forth in Section 4.09(b)(i) through (xvi) above, or is entitled to be Incurred pursuant to Section 4.09(a), the Company shall be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this Section 4.09; provided that any refinancing of amounts Incurred in reliance on the exception provided by Section 4.09(b)(i) shall be deemed to have been Incurred in reliance on such Section 4.09(b)(i). Additionally, all or any portion of any item of Indebtedness (other than Indebtedness Incurred in reliance on Section 4.09(b)(i)) may later be reclassified as having been Incurred pursuant to Section 4.09(a) or under any one of the categories of Permitted Debt set forth in Section 4.09(b)(i) through (xvi) so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification.

(c) Notwithstanding any other provision of Section 4.09, the maximum amount of Indebtedness that may be Incurred pursuant to Section 4.09 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(d) The Company shall not Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the Company unless it is contractually subordinate in right of payment to the Notes to the same extent. No Guarantor shall Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of such Guarantor unless it is contractually subordinate in right of payment to such Guarantor’s Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.10.	Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this Section 4.10(a)(ii), each of the following shall be deemed to be cash:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Junior Indebtedness and liabilities to the extent owed to the Company or any Subsidiary of the Company) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability therefor;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents or Replacement Assets within 180 days of the receipt thereof (to the extent of the Cash Equivalents or Replacement Assets received in that conversion);

(C) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) 2.0 % of Total Assets and (y) $10.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) Within 365 days after the receipt by the Company or any of its Restricted Subsidiaries of any Net Proceeds from an Asset Sale (or Event of Loss Proceeds), the Company or such Restricted Subsidiary may apply such Net Proceeds at its option (together with any Event of Loss Proceeds required to be applied as provided in Section 3.08):

(i) to repay, repurchase or redeem (a) Indebtedness constituting Future First Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that the Company or such Restricted Subsidiary shall equally and ratably reduce Obligations under the Notes as provided in Section 3.07, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer in accordance with the procedures set forth below for an Asset Sale Offer to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, (b) except in the case of Net Proceeds (or Event of Loss Proceeds, as applicable) from the sale, conveyance, transfer or other disposition or loss of assets constituting Collateral, Indebtedness of a Restricted Subsidiary that is not a Guarantor, (c) Obligations under the Notes as provided in Section 3.07, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof or (d) other Indebtedness that ranks equally in right of payment with the Notes other than Future First Lien Obligations so long as the Net Proceeds (or Event of Loss Proceeds, as applicable) are from the sale, conveyance, transfer or other disposition or loss of assets not constituting Collateral; or

(ii) to purchase Replacement Assets;

provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds (or Event of Loss Proceeds, as applicable) in accordance with the requirements of clause (ii) of this paragraph, and (x) such application of Net Proceeds (or Event of Loss Proceeds, as applicable) is thereafter completed or (y) in the case of the purchase of a Satellite or other capital asset, the entry into a procurement contract or purchase contract in respect of such Satellite or other capital asset, in each case within 180 days of the end of such 365-day period, then the Company or such Restricted Subsidiary, as applicable, will be deemed to have complied with the provisions set forth in clause (ii) of this paragraph.

Pending the final application of any such Net Proceeds (or Event of Loss Proceeds, as applicable), the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds (or Event of Loss Proceeds, as applicable) in any manner that is not prohibited by this Indenture.

(c) On the 366th day after an Asset Sale or such earlier date, if any, as the Company determines not to apply the Net Proceeds (or Event of Loss Proceeds, as applicable) relating to such Asset Sale as set forth in Section 4.10(b) (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds (or Event of Loss Proceeds, as applicable) that has not been applied on or before the Excess Proceeds Trigger Date as permitted pursuant to Section 4.10(b) (“Excess Proceeds”) shall within 10 Business Days be required to be applied by the Company to make an offer (an “Asset Sale Offer”) to all Holders and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest, if any, to the date of purchase, and shall be payable in cash.

(d) The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $10.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $10.0 million) shall be applied as provided in Section 4.10(c). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale shall no longer be deemed to be Excess Proceeds.

(e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.11.	Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(ii) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company (if any).

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.11(a):

(i) transactions between or among the Company and/or its Restricted Subsidiaries or any Person that shall become a Restricted Subsidiary as part of any such transactions (but excluding any such transaction to the extent that any payments thereunder made by the Company or any of its Restricted Subsidiaries to such Person are substantially concurrently paid by such Person to any other Affiliate of the Company, except to the extent that any such transaction would not be prohibited by this Section 4.11);

(ii) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Company;

(iii) Permitted Investments and Restricted Payments that are permitted by the provisions of Section 4.07;

(iv) any sale of Equity Interests (other than Disqualified Stock) of the Company;

(v) transactions pursuant to agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(vi) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(vii) payments or loans to employees or consultants in the ordinary course of business;

(viii) transactions with a Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person;

(ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(x) the reorganization of OE and related transactions through the conversion of debt owed by OE to Satcom and OHB into equity in OE, the sale by Satcom of membership interest in OE to the Company in exchange for the cancellation of intercompany debt owed by Satcom to the Company and extension and amendment of certain service level agreements in exchange for equity in OE.

Section 4.12.	Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless:

(i) in the case of Liens securing Collateral, such Lien is a Permitted Lien; or

(ii) in the case of Liens on any asset or property that is not Collateral, (x) the Notes (or a Note Guarantee in the case of Liens of a Guarantor) are equally and ratably secured, with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien until such time as such obligations are no longer secured by a Lien or (y) such Lien is a Permitted Lien.

Section 4.13.	Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14.	Offer to Repurchase upon a Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Company shall offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date”). No later than 30 days following any Change of Control Triggering Event (unless the Company has exercised its right to redeem the Notes pursuant to Section 3.07 hereof), the Company shall deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures set forth in Section 3.08 (including the notice required thereby). The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(c) The Paying Agent shall promptly mail or wire transfer to each Holder so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple $1,000 in excess of $2,000.

(d) The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) Notwithstanding anything to the contrary in this Section 4.14, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, provided a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party approved in writing the Company making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem (with respect to the Company) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price in cash equal to not less than 101% of the aggregate principal amount of Notes redeemed or repurchased, as the case may be, plus accrued and unpaid interest, if any, thereon, to the date of redemption or repurchase.

Section 4.15.	Maintenance of Insurance.

The Company shall, and shall cause each of its Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are customarily carried under similar circumstances by such other Persons in the same general area by companies engaged in the same or a similar business (in each case, to the extent commercially available).

Section 4.16.	Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(i) any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated shall be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under Section 4.09;

(ii) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) shall be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under Section 4.07;

(iii) the Subsidiary being so designated:

(1) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary thereof unless either (A) such agreement, contract, arrangement or understanding is with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and its Restricted Subsidiaries as determined in good faith by the Company, or (B) the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(2) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except (A) to the extent such Guarantee or credit support would be released upon such designation or (B) a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder; and

(iv) no Default or Event of Default would be in existence following such designation.

(b) Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements set forth in Section 4.16(a)(iii), it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be Incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under this Indenture, the Company shall be in default under this Indenture.

(c) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i) such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness (including any Non-Recourse Debt) of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 4.09;

(ii) all outstanding Investments owned by such Unrestricted Subsidiary shall be deemed to be made as of the time of such designation and such designation shall only be permitted if such Investments would be permitted under Section 4.07;

(iii) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 4.12; and

(iv) no Default or Event of Default would be in existence following such designation.

Section 4.17.	Payments for Consent.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18.	Guarantees.

The Company shall not permit any of its Domestic Restricted Subsidiaries (other than any Immaterial Subsidiary), directly or indirectly, to Guarantee any other Indebtedness of the Company or any Domestic Restricted Subsidiary unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers to the Trustee a supplemental indenture, substantially in the form of Exhibit D hereto, providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness and joinders to the Collateral Documents or new Collateral Documents together with any other filings and agreements required by the Collateral Documents to create and perfect security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders in the assets of such Restricted Subsidiary.

Section 4.19.	Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary thereof may enter into a Sale and Leaseback Transaction if:

(i) the Company or such Restricted Subsidiary, as applicable, could have (A) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to Section 4.09 and (B) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 in which case such Indebtedness and Lien shall be deemed to have been so Incurred;

(ii) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(iii) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10.

Section 4.20.	[Reserved].

Section 4.21.	Suspension of Applicability of Certain Covenants if Notes Rated Investment Grade.

(a) If, on any date following the Issue Date, (i) the Notes are rated Investment Grade by both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events set forth in the foregoing clauses (i) and (ii) being referred to as a “Covenant Suspension Event”), then, beginning on date of such Covenant Suspension Event (the “Suspension Date”), the Company and its Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11 and Section 5.01(a)(iii) hereof (collectively, the “Suspended Covenants”).

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade rating or downgrade the rating assigned to the Notes below Investment Grade, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.”

(c) On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to be Existing Indebtedness. For purposes of calculating the amount available to be made as Restricted Payments pursuant to Section 4.07(a)(C), calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period and not otherwise permitted pursuant to any clause under Sections 4.07(b)(ii) through (x) will reduce the amount available to be made as Restricted Payments under Section 4.07(a)(C); provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. For purposes of Section 4.10, on the Reversion Date, the unutilized amount of Net Proceeds (and Event of Loss Proceeds) will be reset to zero.

Notwithstanding the foregoing, neither (a) the continued existence, after the Reversion Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth in this Indenture or cause a Default or Event of Default hereunder; provided that (i) the Company and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by any Rating Agency below a rating of Investment Grade and (ii) the Company reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

(d) During any Suspension Period, the Company shall not designate any Restricted Subsidiary as an Unrestricted Subsidiary pursuant to this Indenture.

Section 4.22.	Amendment of Collateral Documents.

The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as provided under Articles Nine and Twelve.

Section 4.23.	After-Acquired Property.

From and after the Issue Date, promptly after the acquisition by the Company or any Guarantor of any After-Acquired Property, the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel in each case in form and substance reasonably acceptable to the Collateral Agent as shall be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property (but subject to certain limitations, if applicable, including under Article Twelve, the Collateral Documents and the Intercreditor Agreement) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such first priority security interest in such After-Acquired Property requires the consent of a third party, the Company shall use commercially reasonable efforts to obtain such consent with respect to the first priority interest for the benefit of the Trustee and the Collateral Agent on behalf of the Holders; provided, further, however, that if such third party does not consent to the granting of such first priority security interest after the use of such commercially reasonable efforts, the Company or such Guarantor, as the case may be, shall not be required to provide such security interest.

Section 4.24.	Post-Closing Covenant.

As soon as reasonably practicable after the Issue Date, and in any event within the time periods set forth below, the Company shall use commercially reasonable efforts to:

(i) Within 10 Business Days after the Issue Date, cause to be terminated and released all liens on deposit accounts securing obligations under the Existing Credit Agreement, and the Company shall provide evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

(ii) Within 10 Business Days after the Issue Date, cause to be delivered to the Collateral Agent endorsements with respect to liability and property insurance policies in effect on the Issue Date.

(iii) Within 30 days after the Issue Date, cause to be terminated and released all liens on intellectual property securing obligations under the Existing Credit Agreement, and the Company shall provide evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

(iv) Within 30 days after the Issue Date, cause to be filed with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) any IP Security Agreements (as defined in the Security Agreement) required in order to create a valid and perfected security interest in the Intellectual Property Collateral (as defined in the Security Agreement).

ARTICLE FIVE

SUCCESSORS

Section 5.01.	Merger, Consolidation or Sale of Assets.

(a) The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (1) the Company is the surviving or continuing corporation; or (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that, if the Person formed by or surviving such consolidation or merger, or the transferee of such properties or assets, is a limited liability company, then there shall be a Restricted Subsidiary of such Person which shall be a corporation organized in the jurisdictions permitted by this Section 5.01(a)(i) and a co-obligor of the Notes) and (B) assumes all the obligations of the Company under the Notes and this Indenture and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction, no Default or Event of Default exists and is continuing;

(iii) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, shall either (x) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio Exception set forth in Section 4.09(a) or (y) have a Consolidated Leverage Ratio that is equal to or lower than the Consolidated Leverage Ratio of the Company immediately prior to such transaction; and

(iv) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this Section 5.01, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and this Indenture.

(b) In addition, the Company and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person. Sections 5.01(a)(ii) and (iii) shall not apply to (i) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries or (ii) any transaction if, in the good faith determination of the Board of Directors of the Company, the sole purpose of the transaction is to reincorporate the Company in another state of the United States.

(c) A Guarantor shall not, directly or indirectly, sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(i) immediately after giving effect to that transaction, no Default or Event of Default exists and is continuing; and

(ii) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee and the Collateral Documents pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

(B) such sale or other disposition or consolidation or merger does not violate Section 4.10.

Section 5.02.	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Indenture and the Collateral Documents referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Indenture and the Collateral Documents with the same effect as if such successor Person had been named as the Company in this Indenture and the Collateral Documents. In the event of any such transfer (other than any transfer by way of lease), the predecessor Company will be released and discharged from all liabilities and obligations in respect of the Notes, this Indenture and the Collateral Documents and the predecessor Company may be dissolved, wound up or liquidated at any time thereafter.

ARTICLE SIX

DEFAULTS AND REMEDIES

Section 6.01.	Events of Default.

Each of the following is an “Event of Default” with respect to the Notes:

(i) default for 30 days in the payment when due of interest on the Notes;

(ii) default in payment when due (whether at maturity, upon acceleration, redemption, required repurchase or otherwise) of the principal of, or premium, if any, on the Notes;

(iii) failure by the Company or any of its Restricted Subsidiaries to comply with Article Five if such failure remains unremedied for 30 days;

(iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes then outstanding to comply with Section 4.10 or Section 4.14 (other than a failure to purchase Notes in connection therewith, which shall constitute an Event of Default under clause (ii) above);

(v) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes then outstanding to comply with any of the other agreements in this Indenture or the Collateral Documents;

(vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to make any principal payment when due at the final maturity of such Indebtedness and prior to the expiration of any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $16.5 million or more;

(vii) failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform) aggregating in excess of $16.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(viii) except as permitted by this Indenture, any Note Guarantee with respect to the Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee with respect to the Notes;

(ix) the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) makes a general assignment for the benefit of its creditors, or

(D) generally is not paying its debts as they become due;

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), in an involuntary case; or

(B) appoints a custodian of the Company or any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) or for all or substantially all of the property of the Company or any Significant Subsidiary of the Company (or Restricted Subsidiaries that together would constitute a Significant Subsidiary); or

(C) orders the liquidation of the Company or any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(xi) unless such Liens have been released in accordance with the provisions of the Collateral Documents and the Intercreditor Agreement, First Priority Liens on the Collateral having a Fair Market Value in excess of $5.0 million cease to be valid or enforceable, or the Company shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest in the Collateral having a Fair Market Value in excess of $5.0 million is invalid or unenforceable and, in the case of any such Guarantor, the Company fails to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions; provided that if a failure of the sort set forth in this clause (xi) is susceptible of cure, no Event of Default shall arise under this clause (xi) with respect thereto unless such failure continues for 30 days after notice of such failure shall have been given to the Company by the Trustee or Holders of not less than 25% of the aggregate principal amount of the then outstanding Notes.

Section 6.02.	Acceleration.

(a) In the case of an Event of Default specified in Section 6.01(ix) or (x) with respect to (i) the Company or (ii) any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to Notes, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company (with a copy to the Trustee in the case of notice by such Holders) specifying the Event of Default. Upon such declaration, the Notes, together with accrued and unpaid interest, shall become due and payable immediately. If the Notes are accelerated or otherwise become due and payable prior to April 1, 2020 (including the acceleration of claims by operation of law) as a result of an Event of Default specified in Section 6.01(ix) or (x), the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal 100% of the principal amount of the Notes redeemed plus the Applicable Premium in effect on the date of such acceleration plus accrued and unpaid interest on the applicable Notes as of the date of acceleration, as if such acceleration were an optional redemption of the Notes pursuant to Section 3.07 hereof.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(vi), the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in Section 6.01(vi) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 Business Days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default with respect to Notes, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c) In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company or any of its Restricted Subsidiaries with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem Notes pursuant to Section 3.07, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Section 6.03.	Other Remedies.

(a) If an Event of Default occurs and is continuing with respect to the Notes, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest, if any, with respect to, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.	Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

Section 6.05.	Control by Majority.

The Holders of a majority in principal amount of the then outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to the Notes, or exercising any trust or power conferred upon the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

Section 6.06.	Limitation on Suits.

(a) A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(i) the Holder gives the Trustee written notice of a continuing Event of Default with respect to Notes;

(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

(b) A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holder).

Section 6.07.	Rights of Holders to Receive Payment.

The right of any Holder to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of the Holder.

Section 6.08.	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(i) or (ii) occurs and is continuing with respect to the Notes, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, interest, if any, remaining unpaid on the Notes and interest on overdue principal and premium, if any, and, to the extent lawful, interest, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders then outstanding allowed in any judicial proceedings relative to any of the Company or Guarantors (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.	Priorities.

(a) If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders in respect of which such money was collected for amounts due and unpaid on the Notes for principal, premium, if any, interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11.	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE SEVEN

TRUSTEE

Section 7.01.	Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any certificates or opinions required to be delivered hereunder, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, costs, liability or expense that might be incurred by it in connection with the request or direction.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee (acting in any capacity) shall be under no liability for interest on any money received by it hereunder unless otherwise agreed in writing with the Company.

Section 7.02.	Certain Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the willful misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default (except any Event of Default occurring pursuant to Sections 6.01(i), 6.01(ii) and 4.01) unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such event is sent to the Trustee in accordance with Section 13.02, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.03.	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as described in the TIA (as in effect at such time), it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04.	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication, and it shall not be responsible for the compliance by the Company or any Holder with any federal or state securities laws or the determination as to which beneficial owners are entitled to receive notices hereunder.

Notwithstanding anything else herein to the contrary, the Trustee shall not have (a) any responsibility with respect to (i) the accuracy of the records of any Depositary or any other Person with respect to any beneficial interest in Global Notes or (ii) the selection of the particular portions of a Global Note to be redeemed or refunded in the event of a partial redemption or refunding of part of the Notes outstanding that are represented by Global Notes, or (b) any obligation to (i) deliver to any Person, other than a Holder, any notice with respect to Global Notes, including any notice of redemption or refunding or (ii) make payment to any Person, other than a Holder, of any amount with respect to the principal of, redemption premium, if any, or interest on Global Notes.

Section 7.05.	Notice of Defaults.

If a Default or an Event of Default occurs and is continuing with respect to the Notes and if a Responsible Officer of the Trustee has notice of such Default or Event of Default as described in Section 7.02(g), the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs; provided, however, that in any event the Trustee shall not be required to send such notice prior to 10 days after a Responsible Officer receives notice of such default or Event of Default as described in Section 7.02(g). Except in the case of a Default or Event of Default relating to the payment of principal or interest on any Note then outstanding, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06.	Reports by Trustee to Holders.

(a) Within 60 days after each May 15 beginning with the May 15 following the date hereof, and for so long as Notes remain outstanding, the Trustee shall deliver to the Holders a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve (12) months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also deliver all reports as required by TIA Section 313(c).

(b) A copy of each report at the time of its delivery to the Holders shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange or any delisting thereof.

Section 7.07.	Compensation and Indemnity.

(a) The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Company. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors shall fully indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by either of the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct. The Trustee shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder unless the failure to notify the Company impairs the Company’s ability to defend such claim. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Company does not need to pay for any settlement made without its consent. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee as a result of the violation of this Indenture by the Trustee if such violation arose from the Trustee’s negligence, bad faith or willful misconduct.

(c) The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(d) To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes, which it may exercise by right of set-off, on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(ix) and (x) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

(g) Any amounts due and owing to the Trustee hereunder (whether in the nature of fees, expenses, indemnification payments or reimbursements for advances) which have not been paid by or on behalf of the Company within 30 days following written notice thereof given to the Company shall bear interest at an interest rate equal to the Trustee’s announced prime rate in effect from time to time, plus two percent (2%) per annum.

Section 7.08.	Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee with respect to the Notes by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a custodian or public officer takes charge of the Trustee or its property; or

(iv) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee with respect to the Notes to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six (6) months, fails to comply with Section 7.10, such Holder may, at the expense of the Company, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09.	Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

Section 7.10.	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

Section 7.11.	Preferential Collection of Claims Against Company.

The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein. The Trustee hereby waives any right to set off any claim that it may have against the Company in any capacity (other than any capacity in which it serves under this Indenture) against any of the assets of the Company held by the Trustee; provided, however, that if the Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be pari passu with the Notes, then such waiver shall not apply to the extent of such Indebtedness.

Section 7.12.	Collateral Documents; Intercreditor Agreement.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreement and any other Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreement or any other Collateral Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE EIGHT

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes and the Note Guarantees related to the Notes upon compliance with the conditions set forth below in this Article Eight. The Company may exercise Legal defeasance pursuant to Section 8.02 notwithstanding any prior exercise of Covenant Defeasance pursuant to Section 8.03.

Section 8.02.	Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and all obligations of the Guarantors shall be deemed to have been discharged with respect to their obligations under the Note Guarantees related to the Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and Note Guarantees related to the Notes, respectively, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all their other obligations under such Notes, the related Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article Two concerning issuing temporary Notes, registration of Notes and mutilated, destroyed, lost or stolen Notes and the Company’s obligations under Section 4.02, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith and (d) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.	Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17, 4.18, 4.19 and 5.01(a)(iii) with respect to the outstanding Notes and the Note Guarantees related to the Notes and terminate the Collateral Documents on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Note Guarantees related to the Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default with respect to Notes under Section 6.01, all of the Guarantors will be released from their obligations under the Note Guarantees and all of the Collateral will be released, without requiring the consent of any Holders, from any and all security interests held, directly or indirectly, for the benefit of the Holders, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(iii) through (viii) shall not constitute Events of Default with respect to Notes.

Section 8.04.	Conditions to Legal or Covenant Defeasance.

(a) The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(vi) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, including that no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the Bankruptcy Code, and Section 15 of the New York Debtor and Creditor Law;

(vii) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(viii) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(ix) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent (other than the expiration of the 123-day period referred to in Section 8.04(a)(vi)) relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05.	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.	Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the reasonable expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07.	Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture, the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 and, in the case of a Legal Defeasance, the Guarantors’ obligations under their respective Note Guarantees shall be revised and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03, in each case until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.	Without Consent of Holders.

(a) Notwithstanding Section 9.02, with respect to the Notes (and related Note Guarantees), the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes or any Collateral Documents and the Company may direct the Trustee or Collateral Agent, and the Trustee or Collateral Agent shall, enter into an amendment to the Intercreditor Agreement:

(i) to cure any ambiguity, defect or inconsistency;

(ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(iv) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(v) to comply with Section 4.18;

(vi) to evidence and provide for the acceptance of appointment by a successor Trustee or Collateral Agent;

(vii) to provide for the issuance of Additional Notes in accordance with this Indenture;

(viii) to conform the text of this Indenture or the Notes to any provision of the section of the Offering Memorandum entitled “Description of the notes” to the extent that such provision in this Indenture or the Notes was intended to conform to the text of such “Description of the notes”;

(ix) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders, as additional security for the payment and performance of all or any portion of the First Priority Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, the Intercreditor Agreement, the Collateral Documents or otherwise;

(x) to provide for the release of Collateral from the Lien pursuant to, or subordinate the Lien as may be permitted under, this Indenture, the Collateral Documents and the Intercreditor Agreement when permitted or required by this Indenture, the Collateral Documents or the Intercreditor Agreement; or

(xi) to secure any Future First Lien Indebtedness, Junior Priority Indebtedness or First Priority Obligations to the extent permitted under this Indenture, the Collateral Documents and the Intercreditor Agreement.

Upon the request of the Company accompanied by resolutions of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee and Collateral Agent, if applicable, of any documents requested under Section 7.02(b) hereof, the Trustee and Collateral Agent, if applicable, shall join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and Collateral Agent shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties, protections, privileges, indemnities or immunities under this Indenture or otherwise.

Section 9.02.	With Consent of Holders.

(a) Except as otherwise provided in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes (and related Note Guarantees), the Intercreditor Agreement (if any) or the Collateral Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes (and related Note Guarantees) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders on such record date, or its duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

(c) Upon the request of the Company accompanied by resolutions of its Board of Directors authorizing the execution of any such amendment or supplement to this Indenture, and upon the filing with the Trustee and Collateral Agent, if applicable, of evidence satisfactory to the Trustee and Collateral Agent, if applicable, of the consent of the Holders as aforesaid, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 7.02(b), the Trustee and Collateral Agent, if applicable, shall join with the Company in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s and Collateral Agent’s, if applicable, own rights, duties, protections, privileges, indemnities or immunities under this Indenture or otherwise, in which case the Trustee and Collateral Agent, if applicable, may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

(d) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) may waive compliance in a particular instance by the Company with any provision of this Indenture, or the Notes. However, with respect to the Notes, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes other than provisions relating to Sections 4.10 and 4.14 (except to the extent provided in clause (ix) below);

(iii) reduce the rate of or change the time for payment of interest on any Note;

(iv) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Note payable in money other than U.S. dollars;

(vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on the Notes;

(vii) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(viii) impair the contractual right expressly set forth in this Indenture of any Holder to receive payment of principal of, interest and premium, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(ix) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 4.10 after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event in accordance with Section 4.14 after such Change of Control Triggering Event has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(x) except as otherwise permitted under Article Five, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under this Indenture;

(xi) amend or modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the Holders or any Note Guarantee; and

(xii) make any change in the preceding amendment and waiver provisions.

Without the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Liens of this Indenture and the Collateral Documents with respect to the Notes or make any change in the provisions of the Intercreditor Agreement (if any) or this Indenture dealing with application of proceeds that would adversely affect the Holders in any material respect.

Section 9.03.	Reserved.

Section 9.04.	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05.	Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.	Trustee and Collateral Agent to Sign Amendments, Etc.

The Trustee and Collateral Agent shall sign any amendment or supplement to this Indenture or any Note authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities, protections, privileges, indemnities or immunities of the Trustee or Collateral Agent. The Company may not sign an amendment or supplemental Indenture or Note until its Board of Directors approve it. In executing any amendment or supplement or Note, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture.

ARTICLE TEN

NOTE GUARANTEES

Section 10.01.	Guarantee.

(a) Subject to this Article Ten, each of the Guarantors hereby, jointly and severally, and fully and unconditionally, guarantees to each Holder authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (i) the principal of, premium, if any, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Subject to Section 6.06, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02.	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03.	Execution and Delivery of Note Guarantee.

(a) If an Officer of a Guarantor whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(d) If required by Section 4.18, the Company shall cause such Subsidiaries to execute supplemental indentures to this Indenture in accordance with Section 4.18 and this Article Ten, to the extent applicable.

Section 10.04.	Reserved.

Section 10.05.	Release of Guarantor.

(a) The Note Guarantee of a Guarantor shall be released:

(i) in connection with any transaction (including any sale, disposition, exchange or transfer by way of consolidation or merger) after which such Guarantor would no longer constitute a Restricted Subsidiary of the Company, if such transaction complies with the terms of this Indenture;

(ii) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under this Indenture;

(iii) upon satisfaction and discharge of the Notes as set forth under Section 11.01 or upon defeasance of the Notes as set forth under Article Eight;

(iv) solely in the case of a Note Guarantee created pursuant to Section 4.18, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to Section 4.18, except a discharge or release by or as a result of payment under such Guarantee; or

(v) as set forth in Section 9.02.

(b) Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article Ten.

ARTICLE ELEVEN

SATISFACTION AND DISCHARGE

Section 11.01.	Satisfaction and Discharge.

(a) This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when:

(i) either:

(A) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor are a party or by which the Company or any Guarantor is bound;

(iii) the Company or any Guarantor have paid or caused to be paid all sums payable by it under this Indenture; and

(iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b) In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) Notwithstanding the above, the Trustee shall pay to the Company from time to time upon its request any cash or Government Securities held by it as provided in this section which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge under this Article Eleven.

(d) After the conditions to discharge contained in this Article Eleven have been satisfied, and the Company has paid or caused to be paid all other sums payable hereunder by the Company, and delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of the obligations of the Company and the Guarantors under this Indenture (except for those surviving obligations specified in Section 11.01).

Section 11.02.	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 11.03 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

Section 11.03.	Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on their request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

ARTICLE TWELVE

COLLATERAL

Section 12.01.	Collateral Documents.

The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes (to the extent permitted by law) and performance of all other Obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the First Priority Notes Obligations, subject to the terms of the Intercreditor Agreement (if any). The Trustee and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee and pursuant to the terms of the Collateral Documents and the Intercreditor Agreement (if any). Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement (if any) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement (if any), and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement (if any) and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause the Subsidiaries of the Company to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Company and the Guarantors to the First Priority Notes Secured Parties under this Indenture, the Notes, the Note Guarantees the Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Collateral Documents), in favor of the Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens. In addition, in the event the Company or any Guarantor takes any action to grant or perfect a Lien in favor of the holders of Future First Lien Obligations in any assets, the Company or such Guarantor shall also take such action to grant or perfect a Lien in favor of the Collateral Agent without request of the Collateral Agent. Notwithstanding the foregoing, the Company and the Guarantors shall not be required to (i) take steps outside the United States of America to perfect a security interest in any Collateral located in any jurisdiction outside the United States of America or (ii) enter into control agreements with respect to, or otherwise perfect any security interest by “control” over, deposit accounts or other bank accounts of the Company and the Guarantors, except in the event the Company or any Guarantor takes any action to grant or perfect a Lien in favor of the holders of Future First Lien Obligations in any such account, in which case the Company or such Guarantor shall also take such action to grant or perfect a Lien in such account in favor of the Collateral Agent without request of the Collateral Agent.

Section 12.02.	[Reserved].

Section 12.03.	Release of Collateral.

(a) Subject to the provisions of Section 12.03(b), the Liens securing the Notes will be automatically released, and the Trustee shall execute documents evidencing such release, or instruct the Collateral Agent to execute, as applicable, the same at the Company’s sole cost and expense, under one or more of the following circumstances:

(i) in whole upon:

(A) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) satisfaction and discharge of this Indenture as set forth under Article Eleven; or

(C) a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article Eight;

(ii) in whole or in part, with the consent of Holders in accordance with Article Nine of this Indenture;

(iii) in part, as to any asset constituting Collateral:

(A) that is sold or otherwise disposed of:

(1) by the Company or any Guarantor to any Person that is not the Company or a Guarantor organized in the same jurisdiction in a transaction not prohibited by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Section 4.10 (provided that in the event of a transfer of assets from the Company or any Guarantor to another Guarantor organized in a different jurisdiction, the Trustee shall release, or instruct the Collateral Agent to release, such Lien if the Company or such transferee Guarantor takes all actions reasonably necessary to grant a Lien in such transferred assets to the Collateral Agent (to the extent required by this Indenture and the Collateral Documents)), or

(2) in connection with the taking of an enforcement action by the Controlling Collateral Agent in respect of the First Priority Obligations in accordance with the Intercreditor Agreement (if any),

(B) that is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee,

(C) that becomes Excluded Property, or

(D) that is otherwise released in accordance with the applicable provisions of the Collateral Documents and the Intercreditor Agreement (if any), but subject to any restrictions thereon set forth in this Indenture or the Intercreditor Agreement (if any);

provided that on the date of the repayment in full of the First Priority Obligations, the First Priority Liens on the Collateral securing the First Priority Notes Obligations will not be released, except to the extent that such Collateral or any portion thereof was disposed of in compliance with the terms of the Intercreditor Agreement (if any) in order to repay First Priority Obligations secured by such Collateral or except to the extent such release is otherwise permitted by this Section 12.03(a) other than by clause (iii)(A)(2) above.

(b) With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Collateral Documents and the Intercreditor Agreement, as applicable, to such release have been met and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any instruments of termination, satisfaction, discharge or release prepared by the Company, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the Intercreditor Agreement (if any). Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in the Intercreditor Agreement (if any) to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 12.04.	Suits to Protect the Collateral.

Subject to the provisions of Article Seven hereof and the Collateral Documents and the Intercreditor Agreement (if any), following an Event of Default, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreement (if any), the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 12.05.	Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Subject to the provisions of any Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.06.	Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article Twelve to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 12.07.	Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Twelve upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article Twelve; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.08.	Release Upon Termination of the Company’s Obligations.

In the event that the Company delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Company shall have exercised their Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Article Eight, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Company and the Collateral Agent a notice, in form reasonably satisfactory to the Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article Eight), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Company) all acts reasonably requested by the Company to release and discharge such Lien as soon as is reasonably practicable.

Section 12.09.	Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Documents and the Intercreditor Agreement (if any) and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement (if any) and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement (if any), and consents and agrees to the terms of the Intercreditor Agreement (if any) and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.09. The provisions of this Section 12.09 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.04. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor

Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreement (if any), the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreement (if any) or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreement (if any) by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreement (if any) or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreement (if any), or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreement (if any) or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) reasonably believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and correct. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreement (if any) unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability, loss and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreement (if any) in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article Six or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.09).

(f) The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.09 (and Section 7.07) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) The Trustee shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreement (if any), neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Collateral Documents and Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreement (if any) and (v) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreement (if any).

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, realization, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article Six, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement (if any).

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document or the Intercreditor Agreement (if any) other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l) If the Company or any Guarantor (i) incurs any obligations in respect of First Priority Obligations at any time when no Intercreditor Agreement is in effect or at any time when Indebtedness constituting First Priority Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Trustee and Collateral Agent an Officer’s Certificate so stating and requesting the Trustee and Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Priority Obligations so incurred, the Trustee and Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) If the Company or any Guarantor incurs any obligations in respect of Junior Priority Indebtedness and delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the Liens secured by Notes and Note Guarantees) in favor of a designated agent or representative for the holders of the Junior Priority Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n) No provision of this Indenture, the Intercreditor Agreement (if any) or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement (if any) or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action set forth in this paragraph (n) if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(o) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement (if any) and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(p) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreement (if any) and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement (if any) or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement (if any) and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement (if any) and the Collateral Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement (if any) and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement (if any) and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement (if any) and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(r) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement (if any), the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement (if any) and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(s) Upon the receipt by the Collateral Agent of a written request of the Company signed by one Officer of each Company (a “Collateral Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 12.09(s), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an

Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(t) Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreement (if any), each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement (if any) and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement (if any) or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(u) After the occurrence of an Event of Default, the Trustee or, to the extent required by the Security Agreement, the Holders of a majority in aggregate principal amount of the Notes, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement (if any).

(v) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement (if any) and to the extent not prohibited under any Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(w) Subject to the terms of the Collateral Documents, in each case that the Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Collateral Documents, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents, including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments, nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(y) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.04. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Collateral Documents and the Collateral.

(aa) The Company shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.07.

Section 12.10.	Designations.

For purposes of the provisions hereof and the Intercreditor Agreement (if any) requiring the Company to designate Indebtedness for the purposes of the term “First Priority Obligations,” “Future First Lien Indebtedness,” “Junior Priority Indebtedness” or any other such designations hereunder or under the Intercreditor Agreement (if any), any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee and the Collateral Agent.

Section 12.11.	No Impairment of the Security Interests.

Except as otherwise permitted under this Indenture, the Intercreditor Agreement (if any) and the Collateral Documents, neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders.

Section 12.12.	Insurance.

The Company shall maintain insurance, and cause each of its Restricted Subsidiaries to maintain insurance, with financially sound and responsible insurers (naming the Collateral Agent as an additional insured or loss payee, as applicable), with respect to each of its properties, against such risks (and with such risk retentions), casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section 12.12 shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Company or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of the Company so long as such action is consistent with sound business practice or (ii) the Company from obtaining and owning insurance policies covering activities of its Subsidiaries. No later than the Issue Date, the Company shall deliver to the Collateral Agent copies of policies or certificates of insurance covering the property and assets of the Company and the Guarantors, which policies or certificates, including applicable endorsements thereto, shall name the Collateral Agent for its benefit and the benefit of the Trustee and the Holders, as an additional insured with respect to such liability policies and a loss payee with respect to such property policies, as applicable.

ARTICLE THIRTEEN

MISCELLANEOUS

Section 13.01.	Concerning the Trust Indenture Act.

Except with respect to specific provisions of the TIA expressly referenced in the provisions of this Indenture, the TIA shall not be applicable to, and shall not govern, this Indenture and the Notes; provided that in the event this Indenture has been qualified under the TIA, the TIA shall be applicable to, and shall govern, this Indenture and the Notes. Solely at such time as the TIA shall be applicable to and shall govern this Indenture, if any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

Section 13.02.	Notices.

(a) Any notice or communication by the Company or any Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), sent by telecopier, electronic mail in .pdf format, or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

ORBCOMM Inc.

395 West Passaic Street

Rochelle Park, New Jersey 07662

Facsimile: (703) 433-6400

Attention: Robert Costantini and Christian Le Brun

Email: Costantini.Robert@orbcomm.com / LeBrun.Chris@orbcomm.com with a copy to:

Milbank, Tweed, Hadley & McCloy

28 Liberty Street

New York, New York 10005

Facsimile: (212) 822-5515

Attention: James H. Ball, Jr.

Email: jball@milbank.com

If to the Trustee and/or the Collateral Agent:

U.S. Bank National Association

Global Corporate Trust Services

225 Asylum Street, 23rd Fl.

Hartford, Connecticut 06032

Facsimile: (860) 241-6897

Attention: Michael M. Hopkins

Email: michael.hopkins1@usbank.com

(b) The Company, the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c) All notices and communications to the Company or the Guarantors shall be deemed to have been duly given: at the time delivered, if delivered by hand or if delivered electronically in .pdf format, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Any notice or communication to the Trustee or the Collateral Agent shall be deemed delivered upon receipt.

(d) Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance on such waiver.

(f) In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(g) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

(i) Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given, solely for Notes which are represented by global certificates held on behalf of DTC, if given to DTC (or its designee) in accordance with its applicable procedures for communications to entitled account holders.

Section 13.03.	Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).

Section 13.04.	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (except in connection with the original issuance of the Notes), the Company shall furnish to the Trustee, at the request of the Trustee:

(i) an Officer’s Certificate (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii) an Opinion of Counsel (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel (who may rely upon an Officer’s Certificate or certificates of public officials as to matters of fact), all such conditions precedent and covenants have been satisfied.

Section 13.05.	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 13.06.	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07.	No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08.	Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES AND THE INTERCREDITOR AGREEMENT, IF ANY.

Section 13.09.	Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in The City of New York or the courts of the State of New York in each case located in The City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court has been brought in an inconvenient forum.

Section 13.10.	Waivers of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.11.	USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 13.12.	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.13.	Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind such Guarantor’s successors, except as otherwise provided in Section 10.04.

Section 13.14.	Severability.

In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.15.	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 13.16.	Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company if made in the manner provided in this Section 13.16.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) Notwithstanding anything to the contrary contained in this Section 13.16, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04.

(d) If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to resolutions of its Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. Such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.06 and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record of Notes at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven (11) months after the record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(f) Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 13.17.	Benefit of Indenture.

Nothing in this Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 13.18.	Table of Contents, Headings, Etc.

The Table of Contents, and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Indenture as of April 10, 2017.

ORBCOMM INC.

By:	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to the Indenture]

GUARANTORS:

ORBCOMM LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM License Corp.

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM International Holdings LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM International Holdings 1 LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM International Holdings 2 LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM International Holdings 3 LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to the Indenture]

ORBCOMM Africa LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM AIS LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM Central America Holdings LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM China LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM CIS LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM India LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to the Indenture]

ORBCOMM Networks, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM SENS, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

ORBCOMM South Africa Gateway Company LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

Ameriscan, Inc.

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

GlobalTrak, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

InSync Software, Inc.

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to the Indenture]

MobileNet, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

SKGTIC Holdings, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

StarTrak Information Technologies, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

StarTrak Logistics Management Solutions, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

WAM Solutions, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to the Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and as Collateral Agent

By:	/s/ Michael M. Hopkins
	Name:	Michael M. Hopkins
	Title:	Vice President

[Signature Page to the Indenture]

EXHIBIT A

FORM OF NOTE

[Face of Note]

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM (OTHER THAN AS PROVIDED BY RULE 144). EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) TO A PERSON WHO IS NOT, AND FOR A PERIOD OF AT LEAST THREE MONTHS IMMEDIATELY PRIOR TO SUCH TRANSFER HAS NOT BEEN, ONE OF THE ISSUER’S “AFFILIATES” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) NOR ACTING ON THE ISSUER’S BEHALF AND (a) IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (c) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (OTHER THAN AS PROVIDED BY RULE 144) (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), (ii) TO THE ISSUER, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

[Additional language for Regulation S Note to be inserted]

[THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE GOVERNING THIS NOTE.]

CUSIP [1]
No. [ ]	$

ORBCOMM INC.

8.0% SENIOR SECURED NOTES DUE 2024

Issue Date: [                    ]

ORBCOMM Inc., a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to [                    ], or its registered assigns, the principal sum of $[        ] on April 1, 2024.

Interest Payment Dates: April 1 and October 1, commencing [            ].

Record Dates: March 15 and September 15.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURE PAGE FOLLOWS]

[1]	Issue Date 144A CUSIP: 68555P AA8; Issue Date Reg S CUSIP: U6834M AA5.

IN WITNESS WHEREOF, the Company have caused this Note to be signed manually or by facsimile by its duly authorized officer.

ORBCOMM INC.

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the 8.0% Senior Secured Notes due 2024 described in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[Reverse Side of Note]

ORBCOMM INC.

8.0% SENIOR SECURED NOTES DUE 2024

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Company promises to pay interest on the principal amount of this Note at 8.0% per annum from the date hereof until maturity. The Company shall pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be October 1, 2017. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at a rate equal to the then applicable interest rate on the Notes then in effect; the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Company shall pay, or cause to be paid, the principal, interest and premium, if any, on the Notes at the office or agency designated by the Company in the United States of America, except that the Company may, at its option, pay interest on the Notes by check mailed to Holders at their registered addresses set forth in the register of Holders. All payments of principal, interest and premium, if any, with respect to Notes in global form registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the account specified by the registered Holder of such Global Note. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of April 10, 2017 (“Indenture”) among the Company, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms and subject to compliance with certain conditions, and the Holders are referred to the Indenture for a statement of such terms and conditions. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

5. Optional Redemption.

(a) At any time prior to April 1, 2020, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption.

(b) At any time on or after April 1, 2020, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2020	104.000%
2021	102.000%
2022 and thereafter	100.000%

(c) At any time prior to April 1, 2020, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 108.000% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that: (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Subsidiaries); and (2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

6. Repurchase at Option of Holder.

(a) If a Change of Control Triggering Event occurs, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) at an offer price (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase. Within 30 days following any Change of Control Triggering Event, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date (the “Change of Control Payment Date”) specified in such notice, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

7. Asset Sales. Within 365 days after the receipt of any Net Proceeds (or Event of Loss Proceeds, as applicable) from an Asset Sale, the Company or a Restricted Subsidiary of the Company, as applicable, may apply such Net Proceeds at its option (together with any Event of Loss Proceeds required to be applied as provided in Section 3.08 of the Indenture): (i) to repay, repurchase or redeem (a) Indebtedness constituting Future First Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that the Company or such Restricted Subsidiary shall equally and ratably reduce Obligations under the Notes as provided in Section 3.07 of the Indenture, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer in accordance with the procedures set forth below for an Asset Sale Offer to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, (b) except in the case of Net Proceeds (or Event of Loss Proceeds, as applicable) from the sale, conveyance, transfer or other disposition or loss of assets constituting Collateral, Indebtedness of a Restricted Subsidiary that is not a Guarantor, (c) Obligations under the Notes as provided in Section 3.07 of the Indenture, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof or (d) other Indebtedness that ranks equally in right of payment with the Notes other than Future First Lien Obligations so long as the Net Proceeds (or Event of Loss Proceeds, as applicable) are from the sale, conveyance, transfer or other disposition or loss of assets not constituting Collateral; or (ii) to purchase Replacement Assets; provided that if during such 365-day period the Company or a Restricted Subsidiary of the Company enters into a definitive binding agreement committing it to apply such Net Proceeds (or Event of Loss Proceeds, as applicable) in accordance with the requirements of clause (ii) above, and (x) such application of Net Proceeds (or Event of Loss Proceeds, as applicable) is thereafter completed or (y) in the case of the purchase of a Satellite or other capital asset, the entry into a procurement contract or purchase contract in respect of such Satellite or other capital asset, in each case within 180 days of the end of such 365-day period, then the Company or such Restricted Subsidiary, as applicable, will be deemed to have complied with the Asset Sale provisions described in clause (ii) above. Pending the final application of any such Net Proceeds (or Event of Loss Proceeds, as applicable), the Company or its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds (or Event of Loss Proceeds, as applicable) in any manner that is not prohibited by this Indenture.

On the 366th day after an Asset Sale or such earlier date, if any, as the Company determines not to apply the Net Proceeds (or Event of Loss Proceeds, as applicable) relating to such Asset Sale as set forth in Section 4.10(b) of the Indenture (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds (or Event of Loss Proceeds, as applicable) that has not been applied on or before the Excess Proceeds Trigger Date as permitted pursuant to Section 4.10(b) of the Indenture (“Excess Proceeds”) shall within 10 Business Days be required to be applied by the Company to make an offer (an “Asset Sale Offer”) to all Holders and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest, if any, to the date of purchase, and shall be payable in cash. The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $10.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $10.0 million) shall be applied as provided in Section 4.10(c) of the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale shall no longer be deemed to be Excess Proceeds.

8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note (1) for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer. Transfer may be restricted as provided in the Indenture.

9. Persons Deemed Owners. The registered Holder will be treated as its owner for all purposes.

10. Amendment, Supplement and Waiver.

(a) Subject to certain exceptions, the Indenture, or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of any Holder, the Indenture, or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, or make any change that does not adversely affect the legal rights under the Indenture of any such Holder.

(b) Without the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Liens of the Indenture and the Collateral Documents with respect to the Notes or make any change in the provisions of the Intercreditor Agreement (if any) or the Indenture dealing with application of proceeds that would adversely affect the Holders in any material respect.

11. Defaults and Remedies. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to (i) the Company or (ii) any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company (with a copy to the Trustee in the case of notice by such Holders) specifying the Event of Default. Upon such declaration, the Notes, together with accrued and unpaid interest, shall become due and payable immediately. If the Notes are accelerated or otherwise become due and payable prior to April 1, 2020 (including the acceleration of claims by operation of law) as a result of an Event of Default arising from certain events of bankruptcy or insolvency with respect to (i) the Company or (ii) any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal 100% of the principal amount of the Notes redeemed plus the Applicable Premium in effect on the date of such acceleration plus accrued and unpaid interest on the applicable Notes as of the date of acceleration, as if such acceleration were an optional redemption of the Notes pursuant to Section 3.07 of the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(vi) of the Indenture, the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in Section 6.01(vi) of the Indenture have rescinded the declaration of acceleration in respect of such Indebtedness within 30 Business Days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company or any of its Restricted Subsidiaries with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.07 of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders. If certain conditions are satisfied, Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

12. Trustee Dealings with Company. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with the Company or any of its Affiliates, with the same rights it would have if it were not Trustee.

13. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

14. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

16. Guarantees; Security. The Company’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in the Indenture. The Obligations under the Notes are secured by First Priority Liens on the Collateral as provided by the Collateral Documents.

17. Copies of Documents. The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

ORBCOMM Inc.

395 West Passaic Street

Rochelle Park, New Jersey 07662

Facsimile: (703) 433-6400

Attention: Robert Costantini and Christian Le Brun

with a copy to:

Milbank, Tweed, Hadley & McCloy

28 Liberty Street

New York, New York 10005

Facsimile: (212) 822-5515

Attention: James H. Ball, Jr.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(INSERT ASSIGNEE’S LEGAL NAME)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.10                 ☐  Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[To be inserted for Rule 144A Global Note]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian

[To be inserted for Regulation S Global Note]

SCHEDULE OF EXCHANGES OF REGULATION S GLOBAL NOTE

The following exchanges of a part of this Regulation S Global Note for an interest in another Global Note or of other Restricted Global Notes for an interest in this Regulation S Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

ORBCOMM Inc.

395 West Passaic Street

Rochelle Park, New Jersey 07662

Facsimile:  (703) 433-6400

Attention:  Robert Costantini and Christian Le Brun

U.S. Bank National Association

Global Corporate Trust Services

225 Asylum Street, 23rd Fl.

Hartford, CT 06032

Facsimile:  (860) 241-6897

Attention:  Michael M. Hopkins

Re:	8.0% Senior Secured Notes due 2024

Reference is hereby made to the Indenture, dated as of April 10, 2017 (the “Indenture”), among ORBCOMM Inc., a Delaware corporation (the “Company”), the Guarantors and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                          (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount at maturity of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

☐ 1. Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

☐ 2. Check if Transferee will take delivery of a beneficial interest in a Legended Regulation S Global Note, or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities

Act and (iv) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Legended Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

☐ 3. Check and complete if Transferee will take delivery of a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144, Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that such Transfer is being effected to the Company or a subsidiary thereof.

4. Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

☐ (a) Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

☐ (b) Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and, in the case of a transfer from a Restricted Global Note or a Restricted Definitive Note, the Transferor hereby further certifies that (a) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (b) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (c) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (d) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person, and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

☐ (c) Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Dated:

[Insert Name of Transferor]

By:
Name:
Title:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

☐	(a)	a beneficial interest in the:

	(i)	144A Global Note (CUSIP ); or

	(ii)	Regulation S Global Note (CUSIP ); or

☐	(b)	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

☐	(a)	a beneficial interest in the:

	(i)	144A Global Note (CUSIP ); or

	(ii)	Regulation S Global Note (CUSIP ); or

	(iii)	Unrestricted Global Note (CUSIP ); or

☐	(b)	a Restricted Definitive Note; or

☐	(c)	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

ORBCOMM Inc.

395 West Passaic Street

Rochelle Park, New Jersey 07662

Facsimile:  (703) 433-6400

Attention:  Robert Costantini and Christian Le Brun

U.S. Bank National Association

Global Corporate Trust Services

225 Asylum Street, 23rd Fl.

Hartford, CT 06032

Facsimile:  (860) 241-6897

Attention:  Michael M. Hopkins

Re:	8.0% Senior Secured Notes due 2024

Reference is hereby made to the Indenture, dated as of April 10, 2017 (the “Indenture”), among ORBCOMM Inc., a Delaware corporation (the “Company”), the Guarantors and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                          (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount at maturity of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

☐ (a) Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐ (b) Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐ (c) Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable

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to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐ (d) Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

☐ (a) Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount at maturity, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

☐ (b) Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]:

☐ 144A Global Note,

☐ Regulation S Global Note,

with an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Dated:

[Insert Name of Transferor]

By:
Name:
Title:

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EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , among                     (the “Guaranteeing Subsidiary”), a subsidiary of ORBCOMM Inc., a Delaware corporation (or its permitted successor) (the “Company”), and U.S. Bank National Association, a national banking association organized under the laws of the United States (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 10, 2017, providing for the issuance of the Company’s 8.0% Senior Secured Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall, subject to Article Ten of the Indenture, unconditionally guarantee the Notes on the terms and conditions set forth therein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee agree as follows for the equal and ratable benefit of the Holders:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee.

(a) Subject to Article Ten of the Indenture, the Guaranteeing Subsidiary fully and unconditionally guarantees to each Holder authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i) the principal of, premium, if any, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guaranteeing Subsidiary hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) The Guaranteeing Subsidiary, subject to Section 6.06 of the Indenture, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) The Guaranteeing Subsidiary agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(f) The Guaranteeing Subsidiary agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of the Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantee.

(g) The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(h) The Guaranteeing Subsidiary confirms, pursuant to Section 10.02 of the Indenture, that it is the intention of such Guaranteeing Subsidiary that the Note Guarantee not constitute (i) a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guarantee or (ii) an unlawful distribution under any applicable state law prohibiting shareholder distributions by an insolvent subsidiary to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Guaranteeing Subsidiary and the Trustee hereby irrevocably agree that the obligations of the Guaranteeing Subsidiary will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guaranteeing Subsidiary that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article Ten of the Indenture, result in the obligations of the Guaranteeing Subsidiary under the Note Guarantee not constituting a fraudulent transfer or conveyance or such an unlawful shareholder distribution.

3. Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

4. Guaranteeing Subsidiary May Consolidate, Etc., on Certain Terms. The Guaranteeing Subsidiary may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person other than as set forth in Section 10.04 of the Indenture.

5. Release. The Guaranteeing Subsidiary’s Note Guarantee shall be released as set forth in Section 10.05 of the Indenture.

6. No Recourse Against Others. Pursuant to Section 13.07 of the Indenture, no director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Guaranteeing Subsidiary under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. This waiver and release are part of the consideration for the Note Guarantee.

7. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

ORBCOMM INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:
Name:
Title:

EXHIBIT E

FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

[See attached]

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